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                                                                     Exhibit 1.2

                                1,000,000 Units,
               Consisting of 1,000,000 shares of Common Stock and
                    1,000,000 Common Stock Purchase Warrants
                            WESTLINKS RESOURCES LTD.
                          AGREEMENT AMONG UNDERWRITERS

                                                          _______________ , 2000

SPENCER EDWARDS, INC.,
as Representative of the Several Underwriters
6041 S. Syracuse Way, Suite 305
Englewood, Colorado 80111

Dear Sir or Madam:

     We wish to confirm our agreement among you, Spencer Edwards, Inc., as Representative of the Several Underwriters (the "Representative"), and each of the other Underwriters named in Schedule I to the Underwriting Agreement which is attached hereto as Exhibit A and by reference incorporated herein ("Underwriting Agreement") (all such parties being herein called the "Underwriters"), with respect to the purchase by the Underwriters severally, and not jointly, from Westlinks Resources Ltd. (the "Company") of an aggregate of 1,000,000 Units, each Unit consisting of one share of Common Stock and one Common Stock Purchase Warrant, all as set forth in the Underwriting Agreement.

     We understand that changes may be made in those who are to be Underwriters and in the respective number of Units to be purchased by them, but that the number of Units to be purchased by us as set forth in the Underwriting Agreement will not be changed without our consent except as provided herein or in the Underwriting Agreement. The aggregate number of the Units which any Underwriter will be obligated to purchase from the Company pursuant to the terms of the Underwriting Agreement or as subject to adjustment pursuant to the terms of the Underwriting Agreement is herein called the "Underwriting Obligation" of that Underwriter. Unless otherwise indicated, the definition of terms used herein shall have the same meaning as in the Underwriting Agreement.

     SECTION 1. Authority and General Position of the Representative. We authorize you, as our Representative and on our behalf, (a) to execute and deliver the Underwriting Agreement with the Company, substantially in the form attached hereto as Exhibit A, but with such changes therein as in your judgment will not be materially adverse to the Underwriters, providing for the purchase by us, severally and not jointly, from the Company, at a price per share and per warrant equal to the public offering price less the Underwriting Discount as set forth in the Registration Statement, (equal to 10% of the initial offering price of the securities) of the number of the Units set opposite our name in Schedule I of the Underwriting Agreement, (b) to exercise all the authority and discretion vested in the Underwriters and in you by the provisions of the Underwriting Agreement, and (c) to take all such action as you in your discretion may
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deem necessary and advisable in order to carry out the provisions of the
Underwriting Agreement and of this Agreement and in furtherance of the sale and distribution of the Units. We authorize you to file with any governmental agency or authority any report which in your judgment is necessary or desirable in connection with the offering of the Units, and we agree to furnish you any information needed for each such report.

     Without limiting the foregoing, you are authorized, with respect to the Underwriting Agreement and this Agreement, in your sole discretion, to (i) postpone the Closing Date or any other time or date specified therein, (ii) exercise any right of cancellation or termination, (iii) arrange for the purchase by other persons (including yourselves or any other Underwriter) of any Units not taken up by any defaulting Underwriter or by the other Underwriters,
(iv) consent to such changes in the Underwriting Agreement as you deem advisable in your sole discretion, and (v) enter into agreements on behalf of the Underwriters in furtherance of any other conferred authority.

     Your authority as Representative of the several Underwriters shall include the taking of such action as you may deem advisable in respect of all matters pertaining to any and all offers and sales of the Units, including the right to make any modifications which you consider necessary or desirable in the arrangements with Selected Dealers or others. You shall be under no liability, for or in respect of, (i) the value, validity or form of the Units and the components comprising the Units, (ii) the form, Prospectus, agreements or other instruments executed by the Company or others, (iii) the delivery of the Units, or (iv) the performance by the Company or by others of any agreement on its or their part. Nor shall you as Representative or otherwise be liable under any or the provisions hereof or for any matters connected herewith, except for liabilities arising from actions not taken in good faith and no obligation not expressly assumed by you as such Representative herein shall be implied from this Agreement.

     In representing the Underwriters hereunder, you shall act as the Representative. Nothing herein contained shall constitute the Several Underwriters partners with you or with each other, or render any Underwriter liable for the commitments of any other Underwriter, except as otherwise provided herein or in the Underwriting Agreement. The commitments and liabilities of each of the Underwriters are several in accordance with their respective Underwriting Obligation and are not joint.

     SECTION 2. Public Offering. We authorize you to manage the offering of the Units and to take such action as you deem advisable with respect thereto. The public offering of the Units is to be made as soon after the Registration Statement becomes effective as in your judgment is advisable, and the public offering of the Units is to be made at the public offering price specified in the Prospectus, subject to other terms and conditions as you determined in accordance with the Underwriting Agreement. We authorize you as our Representative to make any changes in the public offering price and other terms of the offering as you deem advisable, in your sole discretion, by reason of changes in general market conditions or otherwise. We


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understand that you will advise us when the Units are released for public offering, when the Registration Statement relating to such offering becomes effective and the price at which the Units are to be offered.

     SECTION 3. Accounting for Sales of Securities. The Underwriting Discount, as set forth in the Registration Statement, shall consist of a Management Fee, an Underwriting Fee, and a Selling Concession. On or before the Effective Date of the Registration Statement, you shall inform us, by facsimile, telephone or similar communication, of what portion of the Underwriting Discount is allocated to the Management Fee, Underwriting Fee and Selling Concession.

     The Units constituting our Underwriting Obligation may be delivered to us for resale by us or may be sold by you for our account as provided in Section 5 hereof. With respect to Units delivered to us, you shall be entitled to the Management Fee and we shall be entitled to the Selling Concession and the Underwriting Fee. With respect to Units retained by you and sold for our account, you shall be entitled to the Management Fee and the Selling Concession and we shall be entitled to the Underwriting Fee.

     You shall maintain a separate account with respect to our participation in this offering. With respect to Units to be delivered to us for resale by us, such account shall be debited in the amount we have agreed to pay the Company for the Units plus the amount of the Management Fee with respect to such Units. With respect to Units sold by you for our account and for which payment in full has been received by you, the account shall be credited with the amount of the Underwriting Fee with respect to such Units. With respect to Units reserved for sale by you for our account and that have not been sold or for which payment in full has not been received by you, our account shall be debited by the amount that we have agreed to pay to the Company for such Units; provided, however, that we may request delivery to us of any such Units remaining unsold or unpaid for on the Closing Date, in which event such Units shall be accounted for as provided above for Units delivered to us for resale by us. Our account shall be credited in the amount of funds delivered or credited to you as provided in
Section 4 hereof.

     If we agree at any time to purchase Units in addition to those constituting our Underwriting Obligation, our account shall be adjusted with respect to such Units in the same manner as if those Units had been a part of our Underwriting Obligation.

     SECTION 4. Settlement of Account. At or before the close of business, Denver, Colorado time, on the last business day prior to the Closing Date, we shall deliver to you, by wire or by certified or official bank check in United States funds payable to your order, the full aggregate public offering price of the Units delivered to us for resale by us. After the Closing Date, we agree to promptly remit to you any debit balance in our account and you agree to remit to us any credit balance in our account after such adjustments as are provided for herein


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and in the Underwriting agreement. You shall not be accountable for any interest on any credit balance in our account. The determination by you of the amounts to be paid to or by us shall be final and conclusive.

     If we fail (whether or not such failure shall constitute a default hereunder) to deliver to you, or you fail to receive, our delivery of funds for the Units which we have agreed to purchase, at the time and in the manner provided in this Section 4, you, individually and not as Representative of the Underwriters, are authorized (but shall not be obligated) to make payment to the Company for such Units for our account, but any such payment by you shall not relieve us of any of our obligations hereunder or under the Underwriting Agreement, and we agree to repay you on demand the amount, together with associated costs, so advanced for our account.

     On the Closing Date of the offering, you are authorized to accept delivery of the certificates representing the components of the Units purchased for our account and to give a receipt therefor.

     We authorize you to deliver our Units, and any other securities of the Company purchased by you for our account pursuant to the provisions of Section 7 hereof, against sales of the Company's Units made by you for our account pursuant to any provisions of this Agreement. You agree to cause to be delivered to us, as soon as practicable after the Closing Date referred to in the Underwriting Agreement or earlier in your discretion, the Units representing such part of our Underwriting Obligation as shall not have been sold or reserved for sale by you for our account. In any case, if any of the Units reserved for sale in Retail Sales or to Selected Dealers and foreign dealers shall not be purchased and paid for in due course as contemplated hereby, we agree (i) to accept delivery when tendered by you of any of the Units so reserved for our account and not so purchased and paid for, and (ii) is case we shall have received payment from you in respect of any such Units, to reimburse you on demand for the full amount which you shall have paid us in respect of such Units.

     Notwithstanding anything above to the contrary, you may in your discretion deliver through the facilities of The Depository Trust Company ("DTC") the certificates representing the components comprising the Units purchased by us that are not sold or reserved for sale by you and cause DTC to debit us and to credit you an amount representing the full aggregate public offering price of such Units and you, in turn, shall credit our account by such amount in accordance with Section 3 hereof.

     SECTION 5. Reservation of Securities. We authorize you, with respect to our Underwriting Obligation, to reserve for sale and sell and deliver for our account any or all of such Units in amounts determined in your discretion (a) to institutional and other retail purchasers selected by you, (b) to dealers (including any Underwriters) selected by you who are members of the National Association of Securities Dealers, Inc. (the "NASD"), and (c) to foreign dealers (including any Underwriters) who are not eligible for membership in the NASD who agree to make no sales in the United States, its territories, or its possessions or to persons


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who are citizens thereof or residents therein and to comply with the
Interpretation of the NASD with respect to Free-Riding and Withholding. You will advise us (i) of the number of Units purchased by us that we will retain for sale for our account; (ii) if applicable, the number of Units not purchased by us that you have allocated to us for resale and for which our account shall be debited as provided in Section 3 hereof, and (iii) the amount the Underwriters have agreed to pay the Company for the Units plus the Management Fee and the Underwriting Fee with respect to such Units. With your consent, any Units reserved by you for sale for our account but not sold and paid for, may be released to us for direct sale in which event the number of Units reserved shall be correspondingly reduced. We authorize you to fix the concession to dealers and the reallowance to dealers and, after initial public offering of the Units, to make changes therein you deem advisable.

     When requested by you from time to time, we will advise you of the number of Units retained by, released, or allocated to us for resale that remain unsold. You may at any time prior to the closing Date (a) reserve such unsold Units for sale by you for our account or (b) purchase any such unsold Units that, in your opinion, are needed to enable you to make deliveries on your behalf or for the accounts of the several Underwriters pursuant to this Agreement. Such purchases, if made, will be accounted for as Units retained by you to be sold for our account.

     SECTION 6. Credit Arrangements. We authorize you, in carrying out the provisions of this Agreement, to advance your own funds (charging then current interest rates) or to arrange loans for our account, and in conjunction therewith to execute and deliver all notes or other instruments and to hold or pledge as security therefor any Units or other securities of the Company purchased pursuant to this Agreement for our account that you may be holding for our account. Any third party lender is hereby authorized to accept your instructions with respect to all matters relating to such loans. You shall promptly remit to us on credit to our account the proceeds of any loan made our behalf. Nothing contained in the foregoing, however, shall be construed as requiring you to advance funds or negotiate for loans with third parties for the purpose of meeting any of our obligations under this Agreement or the Underwriting Agreement.

     SECTION 7. Stabilization; Trading. We authorize you, at any time during the term of this Agreement or for such longer period necessary to cover any short position or to liquidate any long position incurred under the provisions of this Agreement, (a) to make purchases and sales of Units or components thereof in the open market or otherwise, in addition to purchases and sales made under the authority of Section 5 hereof, either for long or short account, on terms and at prices as you determine and (b) in arranging for sales of Units pursuant to Section 5 hereof to over-allot and to make purchases for the purpose of covering any over-allotments made. Any such purchases, sales, and over-allotments may, but are not required to, be made, at your sole discretion, for the accounts of the several Underwriters and if so made shall be as nearly as is practicable in proportion to their respective Underwriting Obligation; provided, however, that at no time shall our net commitment under this Section 7 for long and short account exceed 15 percent of our Underwriting Obligation. Any Units that have been purchased by you for stabilizing purposes before the execution of this Agreement may at your option be treated as having been purchased for the accounts of the several Underwriters pursuant to the foregoing authorization. We agree to take up at cost on demand any Units so purchased for our account and deliver on demand any Units sold or over-allotted for our account. We will advise you from time to time, at your request, of the amount of Units remaining unsold that were delivered to us pursuant to this Section 7.


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     You will notify us promptly if you engage in any transaction hereunder that in your judgment may be deemed a "stabilizing transaction" within the meaning of the applicable rules of the Securities and Exchange Commission. We will not effect any stabilizing purchases without your prior written consent.

     If pursuant to the provisions of the first paragraph of this Section 7 and prior to the termination of this Agreement (or prior to an earlier date determined by you), you purchase or contract to purchase for the accounts of the several Underwriters in the open market or otherwise any Units or component thereof that were retained by or released to us for direct sale, or any Units or component securities that may have been issued in exchange for such Units or components thereof, we authorize you either to charge our account with an amount equal to the Selling Concession with respect thereto, which amount shall be credited against the cost of such Units or component securities, or to require us to repurchase such Units or component securities, and to debit our account for such purchase, at a price equal to the total cost of such purchase, including commissions, if any, and transfer taxes on the redelivery.

     SECTION 8. Open Market Transactions. We agree that, except with your consent and except as herein provided upon advise from you, we will not make purchases or sales on the open market or otherwise or attempt to induce others to make purchases or sales, either before or after the purchase of the Units, or any securities of the Company, and prior to the completion of our participation in the distribution of the Securities (as defined in Rule 10b-6 of the Securities and Exchange Commission under the Securities Exchange Act of 1934). We will otherwise comply with all applicable laws and requirements, including Regulation M. Nothing contained in this Section 8 shall prohibit us from acting as broker or agent in the execution of unsolicited orders of customers for the purchase or sale of any securities of the Company.

     SECTION 9. Blue Sky. Prior to the commencement of the offering by the Underwriters, you will inform us as to the states under the respective securities or blue sky laws of which it is believed that the Units have been qualified or are exempt for sale, but you do not assume any responsibility or obligation as to the accuracy of such information or as to the right of any Underwriter or dealer to sell the Units in any jurisdiction.

     In arranging sales of the Units for our account hereunder, you are authorized to sell our Units to any particular Selected Dealer or other buyer or to one or more other Underwriters at the offering price less such amount, not in excess of the Selling Concession, as you may determine, if you deem it advisable because of the securities or blue sky laws of any jurisdiction. The transfer tax on any such sales among Underwriters shall be treated as an expense and charged to the respective accounts of the several Underwriters in proportion to their respective Underwriting Obligation.

     SECTION 10. Termination and Settlement. Unless sooner terminated by you, this Agreement shall terminate 45 full calendar days from the Effective Date or the date of the Prospectus, whichever is later, but may be extended by you for a period of time not exceeding


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an additional 30 calendar days by notice to us to such effect. You may in your discretion on notice to us, prior to the termination of this Agreement, terminate or suspend any of the terms or conditions of the offering.

     Upon termination of this Agreement, all authorizations, rights and obligations hereunder will cease, except (a) the mutual obligations to settle accounts hereunder, (b) our obligations to pay any amounts referred to in the last paragraph of this Section 10, and (c) the indemnity and other agreements set forth in Section 11 hereof, all of which shall continue until fully discharged. No such termination shall affect any obligations of any defaulting Underwriter.

     If any Underwriter defaults in its obligations to pay amounts due from the Underwriter pursuant to the Underwriting Agreement and this Agreement, we will assume our proportionate share (determined on the basis of the respective Underwriting Obligations of the nondefaulting Underwriters) of its obligation to the extent required by the Underwriting Agreement, but this assumption shall not affect any obligations of any defaulting Underwriter. Such obligation shall be eliminated to the extent that such obligation would cause the Underwriter to be in violation of any financial responsibility rule of the Securities and Exchange Commission.

     We authorize you to charge our account with any transfer taxes on sales or other transfers made for our account.

     Notwithstanding any settlement on the termination of this Agreement, we agree to pay our proportionate share (based on our Underwriting Obligation) of
(a) all expenses incurred by you in investigating or defending against any claim, proceeding, or inquiry that is asserted, instituted, or initiated by any person (including any governmental or regulatory body), other than an Underwriter, in connection with the Registration Statement or Prospectus or any amendment or supplement thereto, or any Preliminary Prospectus relating to the offering, or any claim of invalidity of the Underwriting Agreement; and (b) any liability, including counsel fees and expenses, incurred by you in respect of any such claim, proceeding, or inquiry, whether such liability is the result of a judgment or the result of any settlement agreed to by you, other than any liability, fee, or expense as to which you receive indemnity pursuant to section 11 hereof or pursuant to the Underwriting Agreement. We also agree to pay any transfer taxes that may be assessed and paid after settlement on account of any sales or transfer hereunder for our account.

     SECTION 11. Indemnity. Each Underwriter, including the Representative, agrees to indemnify and hold harmless each other Underwriter, any person who controls any other Underwriter within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any successor of any other Underwriter or of any such controlling person, all to the extent that each Underwriter will be obligated in the Underwriting Agreement to indemnify and hold harmless the Company and its respective directors, officers and controlling persons, and regardless of any investigation made by or on behalf of any Underwriter or any person controlling an Underwriter.


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     SECTION 12.  Miscellaneous. We hereby confirm that we have examined the
Registration Statement relating to the Units, including the related Prospectus and the amendment(s) thereto filed with the Securities and Exchange Commission in respect of the Units, that we are willing to accept the responsibilities of an Underwriter thereunder and that we are willing to proceed as contemplated therein. We are familiar with the terms of the offering that are to be set forth in the proposed amendment to the Registration Statement. In addition, we confirm that the information relating to us that has been furnished to the Company for use therein is correct. You are authorized to approve on our behalf such proposed amendment and any further amendment or supplements to the Registration Statement or the Prospectus.

     WE CONFIRM THAT WE ARE EITHER (a) A MEMBER OF THE NASD AND THAT OUR OBLIGATION TO PURCHASE SECURITIES PURSUANT TO THE UNDERWRITING AGREEMENT WILL NOT RESULT IN A VIOLATION OF THE FINANCIAL RESPONSIBILITY REQUIREMENTS OF RULE 15c3-1 OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 OR OF ANY SIMILAR PROVISIONS OR ANY APPLICABLE RULES OF ANY SECURITIES EXCHANGE OR ASSOCIATION TO WHICH WE ARE SUBJECT OR OF ANY RESTRICTION IMPOSED UPON US BY ANY SUCH EXCHANGE OR ANY GOVERNMENTAL AUTHORITY; OR (b) A FOREIGN DEALER WHO IS NOT ELIGIBLE FOR MEMBERSHIP IN THE NASD WHO HEREBY AGREES TO MAKE NO SALES WITHIN THE UNITED STATES, ITS TERRITORIES, OR ITS POSSESSIONS (EXCEPT THAT WE MAY PARTICIPATE IN GROUP SALES) OR TO PERSONS WHO ARE CITIZENS THEREOF OR RESIDENT THEREIN, AND IN MAKING OTHER SALES TO COMPLY WITH THE NASD INTERPRETATION ON FREE-RIDING AND WITHHOLDING.

     WE AGREE THAT WE WILL NOT SELL ANY OF THE SECURITIES TO BE DELIVERED TO US TO ACCOUNTS AS TO WHICH WE HAVE DISCRETIONARY AUTHORITY WITHOUT THE PRIOR SPECIFIC WRITTEN APPROVAL OF THE CUSTOMER. WE REPRESENT TO YOU THAT ANY SUCH SALES WILL BE MADE IN CONFORMITY WITH ALL APPLICABLE RULES CONCERNING SUITABILITY, DISCLOSURE, AND THE LIKE.

     We represent that we will comply with the provisions of Sections 8, 24, 25 and 36 of the NASD Rules of Fair Practice with respect to our participation in this offering. If a foreign dealer, we will comply with such sections as if we were a member of the NASD.

     We will not advertise with respect to the offering or sale of the Units until after the first public advertisement made by you on behalf of the Underwriters and then only with your consent and at our own expense.


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     We agree that with respect to any matters connected with this Agreement or action taken by you pursuant to it, you shall act only as agent of the Underwriters and shall be under no liability to us in any such respect or in respect of the form of, or the statements contained in, or the validity of, any Preliminary Prospectus, the Registration Statement, the Prospectus, or any amendment or supplement to any of them; for any report or other filing made by you for us or on our behalf under this Agreement; for or in respect of the validity or value of or title to any Units; the performance by the Company or others of any agreement on its or their part; or the qualification of the sale of Units under the laws of any jurisdiction; except for lack of good faith, for obligations expressly assumed by you in this Agreement (and no obligations on your part will be implied or inferred from confirmation or acceptance of this Agreement), and for any liability imposed by the Securities Act of 1933.

     Any notice from you to us shall be deemed to have been duly given if sent or transmitted by mail, facsimile or similar means to us at our address as set forth in the current CCH NASD Manual or at such other address of which we shall have advised you in writing.

     We understand that, in consideration of your services in connection with the public offering of the Units, the Company has agreed with you, individually, and not as Representatives of the Underwriters to: (a) sell to you and your designees Representatives' Warrants, and (b) pay to you a nonaccountable expense allowance of 3% of the total offering proceeds, and (c) pay to you 5% of the exercise price of each Warrant exercised through your efforts and assistance. We confirm to you that we will make no claim to the Representatives' Warrants or the expense allowance.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     The sections headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement

     This Agreement is being executed by us and delivered to you in duplicate. Please indicate your receipt of identical agreements for each of the other Underwriters by confirming this Agreement, whereupon it shall constitute a binding contract between us.


                                  Very truly yours,

                                  By:
                                      -----------------------------------------
                                      (Authorized representative or
                                      attorney-in-fact for each of the several
                                      Underwriters named in Schedule I of the
                                      attached Underwriting Agreement)

Confirmed as of the date first above written:
SPENCER EDWARDS, INC.
As Representative of the Several Underwriters

By:
    -----------------------------------------
    Name:
    Title:


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